Exhibit 99.1

MicroVision to Acquire Ibeo Automotive Systems to Accelerate Solutions for Automotive

OEM and Expand Multi-Market Sales

•

Acquisition brings together MicroVision’s best-in-class MAVIN™ hardware and Ibeo’s best-in-class perception software to be integrated into MicroVision’s perception ASIC, accelerating the path to a cost effective, true “one box solution” required by automotive OEMs for a roofline integrated product

•	Accelerates combined company revenue streams from hardware and software products with forecast ranging between $8 to $15 million in 2023[1] with expected future growth

•

Synergistically address existing customer base that includes top-tier German and U.S. automotive OEMs, plus expand multi-market strategy focusing on industrial, smart infrastructure, robotics, and commercial vehicle segments with Ibeo’s flash-based sensor

•	Expands existing manufacturing partnership with ZF, and expectation to include manufacturing of MicroVision’s MAVIN lidar product at the established production facility

•	Strategic direction and oversight to remain with MicroVision management, under the continued leadership of CEO Sumit Sharma

REDMOND, WA / ACCESSWIRE / December 1, 2022 / MicroVision, Inc. (NASDAQ:MVIS), a leader in MEMS-based solid-state automotive lidar and advanced driver-assistance systems (ADAS) solutions announced today the signing of an agreement to acquire certain assets from Hamburg, Germany-based, Ibeo Automotive Systems GmbH, for up to 15 million euros. The acquisition combines MAVIN lidar with Ibeo perception software features into the MicroVision ASIC for automotive OEMs. In addition, this acquisition expands MicroVision’s multi-market strategy focusing on industrial, smart infrastructure, robotics, and commercial vehicle segments with Ibeo’s flash-based sensor. The combined company is expected to have revenue streams from existing and new product lines ranging from software, Ibeo’s flash-based lidar and MicroVision’s scanning lidar sensor, as well as other combinations of hardware with perception software solutions.

Ibeo Automotive Systems GmbH is a well-established lidar hardware and software provider with the team that developed and launched the SCALA sensor into serial production with a Tier 1 that is today used by premium OEMs like Audi, Mercedes and Stellantis and software solutions used by BMW and VW, to name a few. The experienced Ibeo team has also innovated in OEM qualified software including auto-annotation, validation, and perception solutions. They have also done advanced development in software required for autonomous driving (AD). Ibeo has a very impressive team, and the combined company has a common DNA in innovation and execution, with more than 700 patents globally.

[1]	Revenue within range is dependent upon timing and completion of the transaction.

Under the terms of the asset purchase agreement, MicroVision will acquire certain Ibeo assets, IP, and teams to operate within the MicroVision organization as of the closing date. The acquisition includes highly talented and experienced engineering teams, revenue-producing hardware and software businesses, and automotive-focused and multi-market business development and sales professionals.

“This is an exciting time as we welcome the Ibeo team to the MicroVision family. We believe this is the winning combination to accelerate our strategic plan at the exact right time. Our best-in-class hardware solution paired with existing perception features added to our ASIC, accelerated by the Ibeo software and automotive qualification experience, presents a significantly advanced solution for OEM,” said Sumit Sharma, CEO of MicroVision. “I’m also very excited about the immediate expansion of our multi-market strategy with Ibeo’s sensor and hardware.

Continued Sharma, “This allows us to expand our total addressable market beyond automotive and diversify our revenue profile.”

The closing of the acquisition, expected to occur during the first half of 2023, is subject to regulatory clearance from the German Ministry of Economics and Climate Protection.

MicroVision was advised by Rödl & Partner as transaction advisor, Baker McKenzie as legal advisor, and Deloitte as financial advisor.

Accelerating a Complete Lidar Hardware + Perception Software Solution

The acquisition will enable MicroVision to accelerate its timeline around the delivery of a complete lidar and perception software solution. MAVIN DR, the dynamic range lidar sensor introduced by MicroVision in 2022, offers the smallest form factor, highest resolution point cloud, and low latency making it the most suitable sensor for OEM roofline deployments.

Ibeo’s mature perception software, will be ported into the MicroVision digital ASIC with compatibility demonstrations available by early Q2 2023. Ibeo’s perception software has successfully passed through qualification processes with OEMs, allowing MicroVision to accelerate the product path.

Together, MicroVision’s MAVIN lidar hardware and Ibeo’s mature software will position MicroVision as a leading hardware and perception software partner to OEMs.

This acquisition also allows MicroVision to accelerate its multi-market strategy in industrial, smart infrastructure, robotics, and commercial vehicle segments with Ibeo’s flash-based sensor and software.

Realizing Revenue from an Expanded Product Line

Through this acquisition and combined synergy, MicroVision expects revenue from a wider range of product lines ranging from hardware sales from the MAVIN sensor, Ibeo’s existing legacy LUX sensor and its first-generation flash lidar, royalties from Ibeo’s legacy SCALA sensor, along with Ibeo’s auto-annotation, validation, perception software and AD software used by OEMs and other partners today.

The forecasted revenue of $8 to $15 million is expected from new and existing customers, including top-tier German and U.S. OEMs as well as non-automotive multi-market customers.

Establishing Tier 1 Partnerships for Manufacturing

MicroVision expects to expand on Ibeo’s relationship with ZF Friedrichshafen AG, an established Tier 1 partner to OEMs, to manufacture the MAVIN lidar sensor.

ZF has been producing lidar systems on behalf of Ibeo since 2020 providing deliveries to Great Wall Motor, China’s largest SUV and pickup manufacturer. This highly automated production line has the capability to supply sensors to automotive OEMs and non-automotive customers.

Enhancing MicroVision’s Global Footprint

Adding Ibeo’s engineering, sales, and marketing capabilities in Germany and the United States will enhance MicroVision’s position as a global leader in lidar hardware and software solutions provider. The combined engineering teams in Hamburg, Nuremberg and Redmond, Washington will continue developing lidar hardware, perception software, ASIC, auto-annotation software, and other innovative ADAS and autonomous driving products.

Conference Call on Acquisition: December 1, 2022, at 7:00 AM PT/10:00 AM ET

MicroVision will host a conference call and webcast, consisting of prepared remarks by management, a slide presentation, and a question-and-answer session at 7:00 AM PT/10:00 AM ET on Thursday, December 1, 2022, to discuss this acquisition. Analysts and investors may pose questions to management during the live webcast on December 1, 2022.

The live webcast and slide presentation can be accessed on the Company’s Investor Relations website under the Events tab at https://ir.microvision.com/events. The webcast will be archived on the website for future viewing.

Shareholder Update Conference Call: December 6, 2022, at 1:30 PM PT/4:30 PM ET

MicroVision invites shareholders and interested investors to participate in this call at 1:30 PM PT/4:30 PM ET on Tuesday, December 6, 2022. Discussion will primarily address this acquisition. Investors may pose questions to management during the live webcast on December 6, 2022, and may submit questions in advance of the webcast at MVIS120622.

The live webcast can be accessed on the Company’s Investor Relations website under the Events tab at https://ir.microvision.com/events. The webcast will be archived on the website for future viewing.

About MicroVision

MicroVision is a pioneering company in MEMS-based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology today to develop automotive lidar sensors and provide solutions for advanced driver-assistance systems (ADAS), leveraging its experience building augmented reality micro-display engines, interactive display modules, and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, follow MicroVision on Twitter at @MicroVision, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision and MAVIN are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including anticipated benefits of the Company’s asset acquisition, such as accelerated strategy, forecasted revenue, expanded customer base, larger product offering, and access to increased manufacturing capacity, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include the risk its ability to operate with limited cash or to raise additional capital when needed; market acceptance of its technologies and products or for products incorporating its technologies; the failure of its commercial partners to perform as expected under its agreements, including from the impact of COVID-19 (coronavirus); its financial and technical resources relative to those of its competitors; its ability to keep up with rapid technological change; government regulation of its technologies; its ability to enforce its intellectual property rights and protect its proprietary technologies; the ability to obtain customers and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market its products; potential product liability claims; its ability to maintain its listing on The Nasdaq Stock Market, and other risk factors identified from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect the Company. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect the Company to a greater extent than indicated. Except as expressly required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Investor Relations Contact

Jeff Christensen and Matt Kreps

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Heidi Davidson

Galvanize Worldwide for MicroVision

(914) 441-6862

MicroVision@galvanizeworldwide.com

SOURCE: MicroVision, Inc.